Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

PORTMAN RIDGE FINANCE CORPORATION

AND

SIERRA CREST INVESTMENT MANAGEMENT LLC

This Agreement (the “Agreement”) is made as of the day of April 1, 2019 by and between Portman Ridge Finance Corporation, a Delaware corporation (the “Company”), and Sierra Crest Investment Management LLC, a Delaware limited liability company (the Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment fund that is regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser

(a)          The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (x) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2, dated July 20, 2017, as the same shall be amended from time to time (as amended, the “Registration Statement”); (y) in accordance with the Investment Company Act; and (z) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws as the same shall be amended from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) assist the Board with its valuation of the Company’s assets; (vi) direct investment professionals of the Adviser to provide managerial assistance to portfolio companies of the Company as requested by the Company, from time to time; (vii) perform due diligence on prospective portfolio companies; (viii) exercise voting rights in respect of the Company’s portfolio securities and other investments; (ix) serve on, and exercise observer rights for, boards of directors and similar committees of the Company’s portfolio companies; and (x) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire or refinance any debt financing, the Adviser will arrange for such financing on the Company’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)          The Adviser hereby accepts such retention as investment adviser and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)          This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Adviser acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)          The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

(e)          The Adviser shall be primarily responsible for the execution of any trades in securities in the Company’s portfolio and the Company’s allocation of brokerage commissions.

(f)           The Adviser has a fiduciary responsibility and duty to the Company and the Company’s stockholders for the safekeeping and use of all the funds and assets of the Company, whether or not in the Adviser’s immediate possession or control.

2

(g)          Subject to the prior approval by the Board and the stockholders of the Company to the extent required under the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

2.	Company’s Responsibilities and Expenses Payable by the Company

All investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses (including rent, office equipment and utilities) of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all expenses of its operations and transactions, including (without limitation except as noted) those relating to: the cost of its organization and any offerings; the cost of calculating its net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the Company’s common stock and other securities; fees and expenses payable under any dealer manager or placement agent agreements, if any; administration fees payable under the administration agreement (the “Administration Agreement”) between the Company and BC Partners Management LLC (the “Administrator”) and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expense, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; transfer agent and custodial fees; fees and expenses associated with marketing efforts; federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent directors’ fees and expenses including certain travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the Securities and Exchange Commission (the “SEC”) (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs), the costs of any stockholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement for administrative services that will be equal to an amount that reimburses the Administrator for its costs and expenses and the Company's allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including, the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein, the Company may reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company.

3

3.	Compensation of the Adviser

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)          For services rendered under this Agreement, the Management Fee will be payable quarterly in arrears. Management Fees for any partial month or quarter will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month or quarter. The Management fee shall be calculated as follows:

(i)          For the period from the date of this Agreement (the “Effective Date”) through the end of the first calendar quarter after the Effective Date, the Management Fee shall be calculated at an annual rate of 1.50% of the Company’s gross assets as of the end of such calendar quarter.

(ii)         Subsequently, the Management Fee shall be calculated at an annual rate of 1.50% of the Company’s average gross assets, at the end of the two most recently completed calendar quarters; provided, however, the Management Fee shall be calculated at an annual rate of 1.00% of the Company’s average gross assets that exceed the product of (i) 200% and (ii) the value of the Company’s net asset value at the end of the most recently completed calendar quarter.

(iii)        For purposes of this Agreement, gross assets means the Company’s total assets determined on a consolidated basis in accordance with generally accepted accounting principles in the United States, or GAAP, excluding cash and cash equivalents, but including assets purchased with borrowed amounts.

(b)          The Company will pay the Adviser an Incentive Fee, consisting of two parts, as follows:

(i)          An Income Incentive Fee with respect to the Company’s “Pre-Incentive Fee Net Investment Income” (as defined below) in each calendar quarter as follows:

•	With the exception of the Capital Gains Incentive Fee (as defined and discussed in greater detail below), no Incentive Fee is payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not meet or exceed the quarterly preferred return of 1.75%.

4

•	100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the quarterly preferred return but is less than 2.121%, the upper level breakpoint.

•	17.50% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.121% in any calendar quarter.

•	“Pre-Incentive Fee Net Investment Income” shall mean dividends (including reinvested dividends), interest and fee income accrued by the Company during the calendar quarter, minus operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company may not have received in cash. The Adviser is not obligated to return to the Company the incentive fee it receives on payment-in-kind interest that is later determined to be uncollectible in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii)         The second part of the Incentive Fee (the “Capital Gains Incentive Fee”) will be determined and payable in arrears as of the end of each calendar year of the Company (or upon termination of this Agreement as set forth below) commencing with the calendar year ending December 31, 2019, and will equal 17.50% of cumulative realized capital gains, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, in each case calculated from the Effective Date, less the aggregate amount of any previously paid Capital Gains Incentive Fee calculated in accordance with GAAP. Each year, the fee paid for the Capital Gains Incentive Fee is net of the aggregate amount of any previously paid capital gains incentive fee for prior periods. The Company will accrue, but will not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation because a Capital Gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the Capital Gains Incentive Fee be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(iii)        Examples of the quarterly incentive fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, the Company and the Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by (i) the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of the Board and the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, each in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

5

4.	Covenants of the Adviser

The Adviser agrees that it will remain registered as an investment adviser under the Advisers Act so long as it is the investment adviser to the Company and the Company maintains its election to be regulated as a BDC under the Investment Company Act, or otherwise is an investment company registered under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Investment Team

The Adviser shall manage the Company’s portfolio through a team of investment professionals (the “Investment Team”) knowledgeable in the Company’s business, in cooperation with the Company’s Chief Executive Officer. The Investment Team shall be comprised of senior personnel of the Adviser, supported by and with access to the investment professionals, analytical capabilities and support personnel of the Company.

7.	Limitations on the Retention of the Adviser

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements as set forth herein. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

6

8.	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9.	Limitation of Liability of the Adviser; Indemnification

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

7

10.	Effectiveness, Duration and Termination of Agreement

(a)          This Agreement shall become effective on the Effective Date. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice, by the vote of a majority of the outstanding voting shares of the Company or by the vote of the Company’s directors or by the Adviser. “Majority of the outstanding shares” means the lesser of (1) 67% or more of the outstanding shares of the Company’s common stock present at a meeting, if the holders of more than 50% of the outstanding shares of the Company’s common stock are present or represented by proxy or (2) a majority of outstanding shares of the Company’s common stock. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)          This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)          This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

13.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President and Chief Executive Officer

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	Officer and Authorized Person

Signature Page to Investment Advisory Agreement

ANNEX A

EXAMPLES OF INCENTIVE FEE CALCULATION

Example 1: Income Related Portion of Incentive Fee(1):

Alternative 1 - Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.00%.

Quarterly preferred return (2) = 1.75%.

Management fee(6) = 0.375%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.

Pre-incentive fee net investment income =

(investment income – (management fee + other expenses)) = 1.38%.

Pre-incentive net investment income does not exceed Quarterly Preferred Return, therefore there is no incentive fee.

Alternative 2 - Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.50%.

Quarterly preferred return (2) = 1.75%.

Management fee(6) = 0.375%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.

Pre-incentive fee net investment income =

(investment income – (management fee + other expenses)) = 1.875%

Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(7)

Catch-up = 1.875% -1.75% =0.125%

Incentive fee = 100%  x (1.875%-1.75%) = 0.125%.

Alternative 3 - Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.00%.

Quarterly preferred return (2) = 1.75%.

Upper Level Breakpoint =2.121%

Management fee(6) = 0.375%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.

Pre-incentive fee net investment income =

(investment income – (management fee + other expenses)) = 2.38%.

Incentive fee = 17.5% × pre-incentive fee net investment income, subject to “catch-up”(7)

Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income – 1.818%)).

Catch-up = 2.121% – 1.75% = 0.371%

Incentive fee = (100% × 0.371%) + (17.5% × (2.38% – 2.121%))

= 0.371% + (17.5% × 0.254%)

= 0.371% + 0.044%

= 0.416%

Notes:

1.	The hypothetical amount of pre-incentive fee net investment income shown is expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter.
2.	Represents 7.00% annualized hurdle rate.
4.	Hypothetical other expenses. Excludes organizational and offering expenses.
6.	Represents 1.50% annualized management fee.
7.	The “catch-up” provision is intended to provide the Investment Adviser with an incentive fee of approximately 17.5% on all of the Company’s pre-incentive fee net investment income as if a quarterly preferred return did not apply when the Company’s net investment income exceeds 2.121 % in any calendar quarter. The “catch-up” portion of the Company’s pre-incentive fee net investment income is the portion that exceeds the 1.75% quarterly preferred return but is less than or equal to 2.121 % in any quarter.

A-1

Example 2: Capital Gains Portion of Incentive Fee:

Year 1: The Company makes an investment in Company A (“Investment A”), an investment in Company B (“Investment B”), an investment in Company C (“Investment C”), an investment in Company D (“Investment D”) and an investment in Company E (“Investment E”). On the last day of the first calendar quarter the fair market value (“FMV”) of each of Investment A, Investment B, Investment C, Investment D and Investment E is $10 million. For purposes of calculating the Capital Gains Incentive Fee, the cost basis of each of Investment A, Investment B, Investment C, Investment D and Investment E is considered to be its FMV as of the last day of the first calendar quarter; provided, however, that in no event will the Capital Gains Incentive Fee payable pursuant hereto be in excess of the amount permitted by the Investment Advisers Act of 1940, as amended, including Section 205 thereof.

Year 2: Investment A sold for $20 million, fair market value (“FMV”) of Investment B determined to be $8 million, FMV of Investment C determined to be $12 million, and FMV of Investments D and E each determined to be $10 million.

Year 3: FMV of Investment of B determined to be $8 million, FMV of Investment C determined to be $14 million, FMV of Investment D determined to be $14 million and FMV of Investment E determined to be $16 million.

Year 4: $10 million investment made in Company F (“Investment F”), Investment D sold for $12 million, FMV of Investment B determined to be $10 million, FMV of Investment C determined to be $16 million and FMV of Investment E determined to be $14 million.

Year 5: Investment C sold for $20 million, FMV of Investment B determined to be $14 million, FMV of Investment E determined to be $10 million and FMV of Investment F determined to $12 million.

Year 6: Investment B sold for $16 million, FMV of Investment E determined to be $8 million and FMV of Investment F determined to be $15 million.

Year 7: Investment E sold for $8 million and FMV of Investment F determined to be $17 million.

Year 8: Investment F sold for $18 million.

These assumptions are summarized in the following chart:

	Investment A	Investment B	Investment C	Investment D	Investment E	Investment F	Cumulative Unrealized Capital Depreciation	Cumulative Realized Capital Losses	Cumulative Realized Capital Gains
Year 1	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	$10 million (FMV/cost basis)	—	—	—	—
Year 2	$20 million (sale price)	$8 million FMV	$12 million FMV	$10 million FMV	$10 million FMV	—	$2 million	—	$10 million
Year 3	—	$8 million FMV	$14 million FMV	$14 million FMV	$16 million FMV	—	$2 million	—	$10 million
Year 4	—	$10 million FMV	$16 million FMV	$12 million (sale price)	$14 million FMV	$10 million (cost basis)	—	—	$12 million
Year 5	—	$14 million FMV	$20 million (sale price)	—	$10 million FMV	$12 million FMV	—	—	$22 million
Year 6	—	$16 million (sale price)	—	—	$8 million FMV	$15 million FMV	$2 million	—	$28 million
Year 7	—	—	—	—	$8 million (sale price)	$17 million FMV	—	$2 million	$28 million
Year 8	—	—	—	—	—	$18 million (sale price)	—	$2 million	$36 million

A-2

The capital gains portion of the Incentive Fee would be:

Year 1: None

Year 2: Capital Gains Incentive Fee = 17.5% multiplied by ($10 million realized capital gains on sale of Investment A less $2 million cumulative capital depreciation) = $1.4 million

Year 3: Capital Gains Incentive Fee = 17.5% multiplied by ($10 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $1.4 million cumulative Capital Gains Incentive Fee previously paid = $1.4 million less $1.4 million = $0.00

Year 4: Capital Gains Incentive Fee = (17.5% multiplied by ($12 million cumulative realized capital gains)) less $1.4 million cumulative Capital Incentive Gains Fee previously paid = $2.1 million less $1.4 million = $0.7 million

Year 5: Capital Gains Incentive Fee = (17.5% multiplied by ($22 million cumulative realized capital gains)) less $2.1 million cumulative Capital Gains Incentive Fee previously paid = $3.85 million less $2.1 million = $1.75 million

Year 6: Capital Gains Incentive Fee = (17.5% multiplied by ($28 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $3.85 million cumulative Capital Gains Incentive Fee previously paid = $4.55 million less 3.85 million = $0.70 million

Year 7: Capital Gains Incentive Fee = (17.5% multiplied by ($28 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.55 million cumulative Capital Gains Incentive Fee previously paid = $4.55 million less $4.5 million = $0.00

Year 8: Capital Gains Incentive Fee = (17.5% multiplied by ($36 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.55 million cumulative Capital Gains Incentive Fee previously paid = $5.95 million less $4.55 million = $1.4 million

A-3